Sun Life (N.Y.) Sun Life Insurance and Annuity Company of New York

Home Office:                                 Annuity Service Mailing Address:
80 Broad Street, 25th Floor                  80 Broad Street, 25th Floor
New York, New York 10004-2209                New York, New York 10004-2209

      Sun Life Insurance and Annuity Company of New York (the Company) will pay an annuity commencing on the Annuity Commencement Date to the Annuitant if then living, by applying the adjusted value of the Accumulation Account of this contract in accordance with the Settlement Provisions. If the Annuitant dies while this contract is in effect and before the Annuity Commencement Date, the Company will pay a death benefit to the Beneficiary upon receipt of Due Proof of Death of the Annuitant. Under certain circumstances, if the Owner dies prior to the Annuitant and before the Annuity Commencement Date, a distribution is required by law. All payments will be made to the persons and in the manner set forth in this contract. Provisions and endorsements printed or written by the Company on the following pages form part of this contract.

      Signed by the Company at its Home Office, New York, New York on the Issue Date.


      /s/ John R. Gardner

      John R. Gardner
      President

                Single Payment Deferred Combination Variable and
                        Fixed Individual Annuity Contract
                       Sun Life (N.Y.) Variable Account C
                                Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. PAYMENTS AND VALUES BASED ON THE FIXED ACCOUNT ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO THE OWNER, INCLUDING WITHDRAWALS, TRANSFERS, AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. PAYMENTS MADE FROM GUARANTEE AMOUNTS WHICH ARE WITHIN 30 DAYS PRIOR TO THE END OF A GUARANTEE PERIOD OR THE WITHDRAWAL OF INTEREST CREDITED TO GUARANTEE AMOUNTS DURING THE CURRENT CONTRACT YEAR ARE NOT SUBJECT TO THE MARKET VALUE ADJUSTMENT.

USE OF CONTRACT. This contract is available for retirement and deferred compensation plans some of which may qualify for special tax treatment under the Internal Revenue Code Sections 401, 403 or 408.

RIGHT TO RETURN CONTRACT. Please read this contract. If not satisfied with it, the Owner may, within 10 days after its receipt, return it by delivering or mailing it to the Annuity Service Mailing Address shown above. Immediately upon receipt of this contract by the Company, this contract will be deemed void as though it had never been applied for, and the value of this contract's Accumulation Account at the end of the Valuation Period during which this contract is delivered or mailed to the Annuity Service Mailing Address shown above will be refunded to the Owner.

The smallest annual rate of investment return which would have to be earned on the assets of the Variable Account so that the dollar amount of Variable Annuity payments will not decrease is 4.0%. Explicit charges against the assets of the Variable Account are a mortality risk charge, an expense risk charge and an administrative expense charge which are assessed at an effective annual rate of 0.80%, 0.45% and 0.15%, respectively, and deducted from the Variable Account at the end of each Valuation Period.

IMPORTANT NOTICE

It is not necessary to employ any person to collect any payment or benefit provided by this contract. When you require help or advice, write directly to the Company at its Annuity Service Mailing Address. This contract contains many benefits. In your own best interest you should consult the Company if anyone advises you to surrender this contract or replace it with a new contract.

NY-MVA-93

                                TABLE OF CONTENTS
                                                                            Page
CONTRACT SPECIFICATIONS PAGE                                                   5
--------------------------------------------------------------------------------
DEFINITIONS                                                                    6
--------------------------------------------------------------------------------
FIXED AND VARIABLE ACCOUNTS                                                    8
    Fixed Account                                                              8
    Variable Account and Sub-Accounts                                          8
    Ownership of Assets                                                        9
    Investments of the Sub-Accounts                                            9
    Substitution                                                               9
--------------------------------------------------------------------------------
PURCHASE PAYMENT                                                               9
    Payment                                                                    9
    Contract Continuation                                                      9
    Allocation of Net Purchase Payment                                        10
--------------------------------------------------------------------------------
CONTRACT VALUES DURING ACCUMULATION PERIOD                                    10
    Accumulation Account                                                      10
    Crediting Variable Accumulation Units                                     10
    Variable Accumulation Unit Value                                          10
    Variable Accumulation Value                                               10
    Net Investment Factor                                                     11
    Guarantee Periods                                                         11
    Guaranteed Interest Rates                                                 12
    Fixed Accumulation Value                                                  12
    Transfer Privilege                                                        12
    Account Fee                                                               13
--------------------------------------------------------------------------------
CASH WITHDRAWALS, WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENT              13
    Cash Withdrawals                                                          13
    Withdrawal Charges                                                        14
    Market Value Adjustment                                                   14
--------------------------------------------------------------------------------
DEATH BENEFIT                                                                 15
    Death Benefit Provided by this Contract                                   15
    Election and Effective Date of Election                                   15
    Payment of Death Benefit                                                  16
    Amount of Death Benefit                                                   16
--------------------------------------------------------------------------------
SETTLEMENT PROVISIONS                                                         17
    General                                                                   17
    Election and Effective Date of Election                                   17
    Determination of Amount                                                   17
    Effect of Annuity Commencement Date on the Accumulation Account           17
    Annuity Commencement Date                                                 18
    Fixed Annuity Payments                                                    18
    Variable Annuity Payments                                                 18
    Annuity Unit Value                                                        18
    Exchange of Variable Annuity Units                                        19
    Account Fee                                                               19
    Description of Annuity Options                                            19
    Amounts Payable on Death of Payee                                         20
    Annuity Payment Rates                                                     20

                                                                            Page
OWNERSHIP PROVISIONS                                                          22
    Exercise of Contract Rights                                               22
    Change of Ownership                                                       22
    Death of Owner                                                            22
    Voting of Series Fund Shares                                              23
    Periodic Reports                                                          23
--------------------------------------------------------------------------------
BENEFICIARY PROVISION                                                         24
    Designation and Change of Beneficiary                                     24
--------------------------------------------------------------------------------
GENERAL PROVISIONS                                                            24
    Age and Sex Misstatement                                                  24
    Contract                                                                  24
    Currency                                                                  24
    Determination of Values                                                   24
    Governing Law                                                             25
    Guarantees                                                                25
    Incontestability                                                          25
    Modification                                                              25
    Nonparticipating                                                          25
    Payments by the Company                                                   25
    Proof of Age                                                              25
    Proof of Survival                                                         25
    Splitting Units                                                           25
--------------------------------------------------------------------------------
QUALIFIED CONTRACT PROVISIONS                                                  0

                             CONTRACT SPECIFICATIONS

OWNER                                      JOHN DOE
ANNUITANT                                  JOHN DOE
AGE OF ANNUITANT                           35
SEX OF ANNUITANT                           MALE
CONTRACT NUMBER                            1234567890
ISSUE DATE                                 SEPTEMBER 15, 1991
CONTRACT ANNIVERSARY DATE                  SEPTEMBER 30, 1992
PURCHASE PAYMENT                           $5,000.00
BENEFICIARY                                AS SPECIFIED IN THE APPLICATION
ANNUITY COMMENCEMENT DATE                  OCTOBER 1, 2021
ANNUITY OPTION                             AS SPECIFIED IN THE APPLICATION
ACCOUNT FEE                                $30 PER YEAR
WITHDRAWAL CHARGES                         FIRST YEAR 6%, THEREAFTER SEE PAGE 13

MAXIMUM ASSET CHARGE FACTOR
(FOR THE VARIABLE ACCOUNT ONLY):

1.40% ANNUALLY OR .003809% DAILY

AVAILABLE SERIES OF SERIES FUND:

     MONEY MARKET SERIES
     HIGH YIELD SERIES
     CAPITAL APPRECIATION SERIES
     GOVERNMENT SECURITIES SERIES
     WORLD GOVERNMENTS SERIES
     MANAGED SECTORS SERIES
     TOTAL RETURN SERIES
     CONSERVATIVE GROWTH SERIES
     UTILITIES SERIES
     WORLD GROWTH SERIES

NY-MVA-4

                                   DEFINITIONS

Any reference in this contract to receipt and received by the Company means receipt at the Company's annuity service mailing address shown on the first page of this contract.

ACCUMULATION ACCOUNT: An account established for this contract to which the Net Purchase Payment is credited.

ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Annuitant.

ANNUITANT: The person or persons named in the Application and on whose life the first annuity payment is to be made. If more than one person is so named, all provisions of the contract which are based on the death of the Annuitant will be based on the date of death of the last surviving of the persons so named. By example, the death benefit will become due only upon the death, prior to the Annuity Commencement Date, of the last surviving of the persons so named. Collectively, these persons are referred to in this contract as Annuitants,

*ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment under this contract is to be made.

*ANNUITY OPTION: The method for making annuity payments.

ANNUITY UNIT: A unit of measure used in the calculation of the amount of the second and each subsequent variable annuity payment from the Variable Account.

APPLICATION: The document signed by the Owner that evidences the Owner's application for this contract.

*BENEFICIARY: The person or entity having the right to receive the death benefit set forth in this contract and, for Non-Qualified Contracts, who is the designated beneficiary for purposes of Section 72(s) of the Code in the event of the Owner's death.

CODE: The Internal Revenue Code of 1986, as amended.

COMPANY: Sun Life Insurance and Annuity Company of New York

CONTRACT YEARS AND CONTRACT ANNIVERSARIES: The first Contract Year shall be the period of 12 months plus a part of a month as measured from the Issue Date to the first day of the calendar month which follows the calendar month of issue. All Contract Years and Anniversaries thereafter shall be 12 month periods based upon such first day of the calendar month which follows the calendar month of issue. If, for example, the Issue Date is in March, the first Contract Year will be determined from the Issue Date but will end on the last day of March in the following year; all other Contract Years and all Contract Anniversaries will be measured from April 1.

DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to the Company.

----------
*As specified in the Application, unless changed.

EXPIRATION DATE: The last day of a Guarantee Period.

FIXED ACCOUNT: The Fixed Account consists of all assets of the Company other than those allocated to a separate account of the Company.

FIXED ANNUITY: An annuity with payments which do not vary as to dollar amount.

GUARANTEE AMOUNT: Any portion of the Accumulation Account value allocated to a particular Guarantee Period with a particular Expiration Date (including interest earned thereon).

GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE: The rate of interest credited by the Company on a compound annual basis during any Guarantee Period.

ISSUE DATE: The date on which this contract becomes effective.

NET INVESTMENT FACTOR: An index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one.

NET PURCHASE PAYMENT: The portion of the Purchase Payment which remains after the deduction of any applicable premium or similar tax.

NON-QUALIFIED CONTRACT: A contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403 or 408 of the Code. The contract must be owned by a natural person or by a trust or other entity as agent for a natural person for the contract to receive favorable income tax treatment as an annuity.

*OWNER: The person, persons or entity entitled to the ownership rights stated in this contract and in whose name or names this contract is issued. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c) or Section 408(k) of the Code to serve as legal owner of assets of a retirement plan, but the term Owner as used in this contract refers to the person, persons or entity entering into this contract.

PAYEE: A recipient of payments under this contract. The term may include an Annuitant or a Beneficiary who becomes entitled to benefits upon the death of the Annuitant.

PURCHASE PAYMENT: The amount paid to the Company by the Owner or on behalf of the Owner as consideration for the benefits provided by the contract.

QUALIFIED CONTRACT: A contract used in connection with a retirement plan which receives favorable federal income tax treatment under Sections 401, 403 or 408 of the Code.

SERIES FUND: MFS / Sun Life Series Trust.

----------
*As specified in the Application, unless changed.

SEVEN YEAR ANNIVERSARY: The seventh Contract Anniversary and each succeeding Contract Anniversary occurring at any seven year interval thereafter, for example, the 14th, 21st and 28th Contract Anniversaries.

SUB-ACCOUNT: That portion of the Variable Account which invests in shares of a specific series or sub-series of the Series Fund.

VALUATION PERIOD: The period of time from one determination of Variable Accumulation Unit and Annuity Unit values to the next subsequent determination of these values. Such determination shall be made as of the close of the New York Stock Exchange on each day the Exchange is open for trading and on such other days on which there is a sufficient degree of trading in the portfolio securities of the Variable Account so that the values of the Variable Account's Accumulation Units and Annuity Units might be materially affected.

VARIABLE ACCOUNT: A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

VARIABLE ACCUMULATION UNIT: A unit of measure used in the calculation of the value of the variable portion of this contract's Accumulation Account.

VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Variable Account.

                           FIXED AND VARIABLE ACCOUNTS

Fixed Account

      The Fixed Account consists of all assets of the Company other than those allocated to any separate account of the Company. Any portion of the Net Purchase Payment allocated by the Owner to a Guarantee Period will become part of the Fixed Account.

Variable Account and Sub-Accounts

      The Variable Account to which the variable accumulation values and Variable Annuity payments, if any, under this contract relate is Sun Life (N.Y.) Variable Account C. It was established by the Company on October 18, 1985, pursuant to a resolution of its board of directors and is registered as a unit investment trust under the Investment Company Act of 1940. The income, gains or losses of the Variable Account are credited to or charged against the assets of the Variable Account without regard to the other income, gains or losses of the Company. That portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

      The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in shares of a designated series or sub-series of the Series Fund. The values of the Variable Accumulation Units and the Annuity Units described in this contract reflect the investment performance of the Sub-Accounts.

      At the Company's election and subject to the prior approval of the Superintendent of Insurance of the State of New York and to any necessary vote by persons having the right to give instructions with respect to the voting of Series Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, the Company, subject to the prior approval of the Superintendent of Insurance of the State of New York, may make appropriate endorsement to this contract to reflect the change and take such other action as may be necessary and appropriate to effect the change.

Ownership of Assets

      The Company shall have exclusive and absolute ownership and control of its assets, including all assets of the Sub-Accounts.

Investments of the Sub-Accounts

      All amounts allocated to a Sub-Account will be used to purchase shares of a specific series or sub-series of the Series Fund. The Series Fund shares available on the Issue Date are shown on the Contract Specifications page of this contract; more series may be subsequently added or deleted. The Series Fund is an open-end investment company (mutual fund) registered under the Investment Company Act of 1940. Any and all distributions made by the Series Fund with respect to shares held by a Sub-Account will be reinvested to purchase additional shares of that series at net asset value. Deductions from the Sub-Accounts will, in effect, be made by redeeming a number of Series Fund shares at net asset value equal in total value to the amount to be deducted. Each Sub-Account will be fully invested in Series Fund shares at all times.

Substitution

      Shares of any or all series of the Series Fund may not always be available for purchase by the Sub-Accounts or the Company may decide that further investment in any such shares is no longer appropriate in view of the purposes of the Variable Account, or in view of legal, regulatory or federal income tax restrictions. In such event, shares of another series or shares of another registered open-end investment company or unit investment trust may be substituted both for Series Fund shares already purchased by the Sub-Account and/or as the security to be purchased in the future, provided that these substitutions have been approved by the Securities and Exchange Commission and the Superintendent of Insurance of the State of New York. In the event of any substitution pursuant to this provision, the Company may make appropriate endorsement to the contract to reflect the substitution.

                                PURCHASE PAYMENT

Payment

      The Purchase Payment is to be paid to the Company at its annuity service mailing address. The Company will not accept a Purchase Payment which is less than $5,000. In addition, the prior approval of the Company is required before it will accept a Purchase Payment in excess of $1,000,000.

      The Purchase Payment is shown on the Contract Specifications page of this contract. No more than one Purchase Payment may be made.

Contract Continuation

      This contract shall be continued automatically in full force during the lifetime of the Annuitant until the Annuity Commencement Date or until it is surrendered.

Allocation of Net Purchase Payment

      The Net Purchase Payment is that portion of the Purchase Payment which remains after deduction of any applicable premium or similar tax. Upon receipt by the Company, the Net Purchase Payment will be allocated either to the Sub-Accounts or to Guarantee Periods available in connection with the Fixed Account or to both the Sub-Accounts and the Fixed Account in accordance with the allocation factors specified in the Application.

                   CONTRACT VALUES DURING ACCUMULATION PERIOD

Accumulation Account

      The Company will establish an Accumulation Account for this contract and will maintain the Accumulation Account during the Accumulation Period. This contract's Accumulation Account value for any Valuation Period is equal to the variable accumulation value, if any, plus the fixed accumulation value, if any, of the Accumulation Account for that Valuation Period.

Variable Account Value

Crediting Variable Accumulation Units

      Upon receipt of the Purchase Payment by the Company, all or that portion, if any, of the Net Purchase Payment to be allocated to the Sub-Accounts will be credited to the Accumulation Account in the form of Variable Accumulation Units. The number of particular Variable Accumulation Units to be credited is determined by dividing the dollar amount allocated to the particular Sub-Account by the Variable Accumulation Unit value for the particular Sub-Account for the Valuation Period during which the Purchase Payment is received by the Company.

Variable Accumulation Unit Value

      The Variable Accumulation Unit value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Variable Accumulation Unit value for the particular Sub-Account for any subsequent Valuation Period is determined by methodology which is the mathematical equivalent of multiplying the Variable Accumulation Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for such subsequent Valuation Period. The Variable Accumulation Unit value for each Sub-Account for any Valuation Period is the value determined as of the end of the particular Valuation Period and may increase, decrease or remain constant from Valuation Period to Valuation Period in accordance with the Net Investment Factor described below.

Variable Accumulation Value

      The variable accumulation value, if any, of the Accumulation Account for any Valuation Period is equal to the sum of the value of all Variable Accumulation Units of each Sub-Account credited to the Accumulation Account for such Valuation period. The variable accumulation value of each Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited to each Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for such Valuation Period.

Net Investment Factor

      The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one; therefore, the value of a Variable Accumulation Unit may increase, decrease or remain the same.

      The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

a)    is the net result of:

      (1) the net asset value of a Series Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

      (2) the per share amount of any dividend or other distribution declared by the Series Fund on the shares held in the Sub-Account if the ex-dividend date occurs during the Valuation Period, plus or minus

      (3) a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account;

b) is the net asset value of a Series Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period; and

c) is the asset charge factor determined by the Company for the Valuation Period to reflect the charges for assuming the mortality and expense risks and administrative expense risk.

      The asset charge factor for any Valuation Period is equal to the daily asset charge factor multiplied by the number of 24 hour periods in the Valuation Period. The daily asset charge factor will be determined by the Company annually, but in no event may it exceed the maximum daily asset charge factor specified on the Contract Specifications Page of this contract.

Fixed Account Value

Guarantee Periods

      The Owner may elect one or more Guarantee Period(s) from among those made available by the Company. The period(s) elected will determine the Guaranteed Interest Rate(s). The Net Purchase Payment or the portion thereof (or amount transferred in accordance with the Transfer Privilege provision of this contract) allocated to a particular Guarantee Period will earn interest at the Guaranteed Interest Rate during the Guarantee Period. Initial Guarantee Periods begin on the issue date (or, in the case of a transfer, on the effective date of the transfer) and end when the number of calendar years in the Guarantee Period elected (measured from the end of the calendar month in which the amount was allocated to the Guarantee Period) has elapsed. The last day of a Guarantee Period is the Expiration Date. Subsequent Guarantee Periods begin on the first day following the Expiration Date.

      Any portion of the Accumulation Account value allocated to a particular Guarantee Period with a particular Expiration Date (including interest earned thereon) is a Guarantee Amount. As a result of renewals and transfers of portions of the Accumulation Account value, Guarantee Amounts allocated to Guarantee Periods of the same duration may have different Expiration Dates, and each Guarantee Amount will be treated separately for purposes of determining any market value adjustment.

      The Company will notify the Owner in writing at least 45 and no more than 75 days prior to the Expiration Date for any Guarantee Amount. A new Guarantee Period of the same duration as the previous Guarantee Period will commence automatically at the end of the previous Guarantee Period unless the Company receives, in writing prior to the end of such Guarantee Period, an election by the Owner of a different Guarantee Period from among those being offered by the Company at such time, or instructions to transfer all or a portion of the Guarantee Amount to one or more Sub-Accounts in accordance with the Transfer Privilege provision of this contract. Each new Guarantee Amount must be at least $1,000 or the entire Guarantee Amount being transferred if less.

Guaranteed Interest Rates

      The Company periodically will establish an applicable Guaranteed Interest Rate for each Guarantee Period offered by the Company. These rates will be guaranteed for the duration of the respective Guarantee Periods.

      No Guaranteed Interest Rate shall be less than 3% per year, compounded annually.

Fixed Accumulation Value

      Upon receipt of the Purchase Payment by the Company, all or that portion, if any, of the Net Purchase Payment which is allocated to the Fixed Account will be credited to the Accumulation Account and allocated to the Guarantee Period(s) selected by the Owner. The fixed accumulation value, if any, of the Accumulation Account for any Valuation Period is equal to the sum of the values of all Guarantee Amounts credited to the Accumulation Account for such Valuation Period.

Transfer Privilege

      At any time during the Accumulation Period the Owner may transfer all or part of the Accumulation Account value to one or more Sub-Accounts or Guarantee Periods available under this contract, subject to the conditions set forth below. A transfer generally will be effective on the date the request for transfer is received by the Company.

      Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers to a Guarantee Period will result in a new Guarantee Period for the amount being transferred. Any such Guarantee Period will begin on the effective date of the transfer and end on the Expiration Date. The amount transferred into such Guarantee Period will earn interest at the Guaranteed Interest Rate declared by the Company for that Guarantee Period as of the effective date of the transfer.

      Transfers shall be subject to the following conditions: (1) not more than 12 transfers may be made in any Contract Year; (2) the amount being transferred from a Sub-Account may not be less than $1,OOO, unless the total Accumulation Account value attributable to the Sub-Account is being transferred; (3) any Accumulation Account value remaining in a Sub-Account may not be less than $1,OOO; and (4) the total Accumulation Account value attributable to a Guarantee Amount must be transferred, except for an "interest out" transfer (the entire amount of interest credited to all Guarantee Amounts during the current Contract year is transferred to one or more Sub-Accounts). In addition, transfers of a Guarantee Amount (except interest credited to such Guarantee Amount during the current Contract year) will be subject to the market value adjustment described below unless the transfer is effective within 30 days prior to the Expiration Date applicable to the Guarantee Amount; and transfers involving Variable Accumulation Units shall be subject to such terms and conditions as may be imposed by the Series Fund.

Account Fee

      Prior to the Annuity Commencement Date, on each Contract Anniversary the Company will deduct from the Accumulation Account value an account fee of $30 to reimburse the Company for administrative expenses relating to the contract and the Accumulation Account. The account fee will be deducted on a pro rata basis from amounts allocated to each Guarantee Period and each Sub-Account in which the Accumulation Account is invested at the time of such deduction. If the contract is surrendered for its full value on other than a Contract Anniversary, the account fee will be deducted in full at the time of such surrender. The Company will waive the account fee when either (a) the entire Accumulation Account value has been allocated to the Fixed Account during the entire previous Contract Year, or (b) the Accumulation Account Value is greater than $75,000 on the Contract Anniversary. On the Annuity Commencement Date the value of the Accumulation Account will be reduced by a proportionate amount of the account fee to reflect the time elapsed between the last Contract Anniversary and the day before the Annuity Commencement Date.

      After the Annuity Commencement Date an annual account fee of $30 will be deducted in equal amounts from each Variable Annuity payment made during the year. No such deduction is made from Fixed Annuity payments.

CASH WITHDRAWALS, WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENT

Cash Withdrawals

      At any time before the Annuity Commencement Date and during the lifetime of the Annuitant, the Owner may elect to receive a cash withdrawal payment from the Company by filing with the Company at its annuity service mailing address a written election in such form as the Company may require. Any such election shall specify the amount of the withdrawal and will be effective on the date that it is received by the Company. Amounts withdrawn may not be redeposited. Any cash withdrawal payment will be paid within seven days from the date the election becomes effective, except as the Company may be permitted to defer such payment in accordance with the Investment Company Act of 1940 and New York insurance law. The Company reserves the right to defer the payment of amounts withdrawn from the Fixed Account for a period not to exceed six months from the date written request for such withdrawal is received by the Company.

      The Owner may request a full surrender or a partial withdrawal. A full surrender will result in a cash withdrawal payment equal to the value of the Accumulation Account at the end of the Valuation period during which the election becomes effective, less the account fee, plus or minus any applicable market value adjustment, and less any applicable withdrawal charge. In the case of a full surrender, this contract will be cancelled. A partial withdrawal (a payment of an amount less than that which would be payable under a full surrender) will result in the cancellation of a portion of the Accumulation Account value with an aggregate dollar value equal to the dollar amount of the cash withdrawal payment, plus or minus any applicable market value adjustment and plus any applicable withdrawal charge.

      In the case of a partial withdrawal, the Owner may instruct the Company as to the amounts to be withdrawn from each Sub-Account and/or Guarantee Amount. If not so instructed, the Company will effect such withdrawal pro rata from each Sub-Account and Guarantee Amount in which the Accumulation Account is invested at the end of the Valuation Period during which the withdrawal becomes effective. If a partial withdrawal is requested which would leave the Accumulation Account value less than the account fee, then such partial withdrawal will be treated as a full surrender.

      Cash withdrawals from a Sub-Account will result in the cancellation of Variable Accumulation Units with an aggregate value on the effective date of the withdrawal equal to the total amount by which the Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit values of the Sub-Account for the Valuation Period during which the cash withdrawal is effective.

      All cash withdrawals of any Guarantee Amount, except those effective within 30 days prior to the Expiration Date of such Guarantee Amount or the withdrawal of interest credited to such Guarantee Amount during the current Contract year, will be subject to the market value adjustment described below.

Withdrawal Charges

      If a cash withdrawal is made, a withdrawal charge may be assessed by the Company. During the first seven Contract Years, up to 10% of the Net Purchase Payment may be withdrawn in each Contract Year on a noncumulative basis without the imposition of a withdrawal charge. Amounts withdrawn in excess of such amount (adjusted by any applicable market value adjustment) will be subject to a withdrawal charge assessed against such excess amount as follows:

                         Contract year       Withdrawal Charge
                              1-2                   6%
                              3-4                   5%
                              5-6                   4%
                               7                    3%
                           thereafter               0%

      No withdrawal charge is imposed after the end of the seventh Contract Year, nor is any withdrawal charge imposed upon payment of the death benefit or upon amounts applied to purchase an annuity.

Market Value Adjustment

      Any cash withdrawal (which for purposes of this section shall include transfers, distributions on the death of the Owner, and amounts applied to purchase an annuity) of a Guarantee Amount, other than a withdrawal effective within 30 days prior to the Expiration Date of the Guarantee Amount or the withdrawal of interest credited on such Guarantee Amount during the current Contract Year, will be subject to a market value adjustment.

      The market value adjustment will reflect the relationship between the current rate (described in the formula below) for the Guarantee Amount being withdrawn and the Guaranteed Interest Rate applicable to the amount being withdrawn. It also reflects the time remaining in the applicable Guarantee Period.

      The market value adjustment will be determined by multiplying the amount being withdrawn after deduction of any applicable account fee and before deduction of any applicable withdrawal charge by the market value adjustment factor. The market value adjustment factor is:

                          [(1 + I/1 + J) N/12] -1

where,

      I is the Guaranteed Interest Rate being credited to the Guarantee Amount subject to the market value adjustment.

      J is the Guaranteed Interest Rate declared by the Company, as of the effective date of the application of the market value adjustment, for current allocations to Guarantee Periods equal to the balance of the Guarantee Period of the Guarantee Amount subject to the market value adjustment, rounded to the next higher number of complete years (the current rate), and

      N is the number of complete months remaining in the Guarantee Period of the Guarantee Amount subject to the market value adjustment.

      In the determination of J, if the Company does not currently offer the applicable Guarantee Period, then the rate will be determined by linear interpolation of the current rates for Guarantee Periods that are available.

      A detailed description of the market value adjustment procedure has been filed with the Superintendent of Insurance of the state of New York.

                                  DEATH BENEFIT

Death Benefit Provided by this Contract

      If the Annuitant dies while this contract is in effect and before the Annuity Commencement Date, the Company, upon receipt of Due Proof of Death of the Annuitant, will pay a death benefit to the Beneficiary in accordance with this Death Benefit provision. If there is no Beneficiary living on the date of death of the Annuitant, the Company will pay the death benefit upon receipt of Due Proof of Death of both the Annuitant and the designated Beneficiary in one sum to the Owner or, if the Annuitant was the Owner, to the estate of the deceased Owner/Annuitant. If the death of the Annuitant occurs on or after the Annuity Commencement Date, no death benefit will be payable under this contract, except as may be provided under the form of annuity elected.

Election and Effective Date of Election

      During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Owner may elect to have the death benefit applied under one or more of the Annuity Options in accordance with this contract's Settlement provisions to effect a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee after the death of the Annuitant. This election may be made or subsequently revoked by filing with the Company at its annuity service mailing address a written election or revocation of an election in such form as the Company may require. Any election or revocation of an election of a method of settlement of the death benefit by the Owner will become effective on the date it is received by the Company. For the purposes of the Payment of Death Benefit section below, any election of the method of settlement of the death benefit by the Owner which is in effect on the date of death of the Annuitant will be deemed effective on the date Due Proof of Death of the Annuitant is received by the Company.

      If no election of a method of settlement of the death benefit by the Owner is in effect on the date of death of the Annuitant, the Beneficiary may elect
(a) to receive the death benefit in the form of a cash payment, in which event the Accumulation Account will be cancelled: or (b) to have the death benefit applied under one or more of the Annuity Options in accordance with the Settlement provisions to effect, on the Annuity Commencement date determined in the Payment of Death Benefit section below, a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee. This election may be made by filing with the Company at its annuity service mailing address, a written election in such form as the Company may require. Any written election of a method of settlement of the death benefit by the Beneficiary will become effective on the later of: (a) the date the election is received by the Company; or (b) the date Due Proof of Death of the Annuitant is received by the Company. If a written election by the Beneficiary is not received by the Company within 60 days following the date Due Proof of Death of the Annuitant is received by the Company, the Beneficiary shall be deemed to have elected a cash payment as of the last day of the 60 day period.

Payment of Death Benefit

      If the death benefit is to be paid in cash to the Beneficiary, payment will be made within seven days of the date the election becomes effective or is deemed to become effective, except as the Company may be permitted to defer any such payment of amounts derived from the Variable Account in accordance with the Investment Company Act of 1940. If the death benefit is to be paid in one sum to the Owner or, if the Annuitant was the Owner, to the estate of the deceased Owner/Annuitant, payment will be made within seven days of the date Due Proof of Death of the Annuitant, the Owner, and/or the Beneficiary, as applicable, is received by the Company. If settlement under one or more of the Annuity Options is elected, the Annuity Commencement Date will be the first day of the second calendar month following the effective date or the deemed effective date of the election and the Accumulation Account will be maintained in effect until the Annuity Commencement Date.

Amount of Death Benefit

      The death benefit is determined as of the effective date or deemed effective date of the death benefit election. The death benefit is equal to the greatest of (a) the Accumulation Account value for the Valuation Period during which the death benefit election is effective or is deemed to become effective;
(b) the Purchase Payment less the sum of all partial withdrawals; (c) the Accumulation Account value on the Seven Year Anniversary immediately preceding the date the death benefit election is effective or is deemed to become effective, adjusted for any subsequent partial withdrawals and charges made between the immediately preceding Seven Year Anniversary and the date the death benefit election is effective or is deemed to become effective; (d) the amount that would have been payable in the event of a full surrender of the contract on the date the death benefit election is effective or is deemed to become effective; or, if the Annuitant is less than age 80 on the date of death, (e) the Accumulation Account value on the Contract Anniversary immediately preceding the date the death benefit election is effective or is deemed to become effective, adjusted for any subsequent partial withdrawals and charges made between the immediately preceding Contract Anniversary and the date the death benefit election is effective or is deemed to become effective. If (b), (c),
(d), or (e) is operative, the Accumulation Account value will be increased by the excess of (b), (c), (d), or (e), as applicable over (a) and the increase will be allocated to the Sub-Accounts based on the respective values of the Sub-Accounts on the date the amount of the death benefit is determined. If no portion of the Accumulation Account is allocated to the Sub-Accounts on that date, the entire increase will be allocated to the Sub-Account invested in the Money Market Series of the Series Fund.

                              SETTLEMENT PROVISIONS

General

      On the Annuity Commencement Date, the Accumulation Account will be cancelled and its adjusted value, as determined in accordance with the Determination of Amount provision below, will be applied, as specified by the Owner, under one or more of the Annuity Options provided in this contract or under such other settlement options as may be agreed to by the Company. However, if the amount to be applied under any Annuity Option is less than $2,000, or if the first annuity payment payable in accordance with such option is less than $20, the Company will pay the amount to be applied in a single payment to the Payee.

      After the Annuity Commencement Date, no change of Annuity Option is permitted and no payments may be requested under the Cash Withdrawals provisions of this contract. Exchanges of Variable Annuity Units are permitted.

Election and Effective Date of Election

      During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Owner may elect to have the adjusted value of the Accumulation Account applied on the Annuity Commencement Date under one or more of the Annuity Options provided in this contract. The Owner may also change any election, but any election or change of election must be effective at least 30 days prior to the Annuity Commencement Date. This election or change of election may be made by filing with the Company at its annuity service mailing address a written election or change of election in such form as the Company may require. Any such election or change of election will become effective on the date it is received by the Company. If no such election is in effect on the 30th day prior to the Annuity Commencement Date, the adjusted value of the Accumulation Account will be applied under Annuity Option B, for a life annuity with 120 monthly payments certain; if more than one person is named as Annuitant, due to the designation of a co-annuitant, the adjusted value of the Accumulation Account will be applied under Annuity Option C with a 50% survivor benefit and the co-annuitant as the designated second person.

      Any such election may specify the proportion of the adjusted value of the Accumulation Account to be applied to provide a Fixed Annuity and a Variable Annuity. In the event the election does not so specify or if no election is in effect on the 30th day prior to the Annuity Commencement Date, then the portion of the adjusted value of the Accumulation Account to be applied to provide a Fixed Annuity and/or a Variable Annuity will be determined on a pro rata basis from the composition of the Accumulation Account on the Annuity Commencement Date.

      The Annuity Options in this contract may also be elected as provided in the Death Benefit provision of this contract.

Determination of Amount

      The adjusted value of the Accumulation Account to be applied to provide a Variable Annuity or a Fixed Annuity or a combination of both shall be equal to the Accumulation Account value for the Valuation Period which ends immediately preceding the Annuity Commencement Date, minus a proportionate amount of the account fee to reflect the time elapsed between the last Contract anniversary and the day before the Annuity Commencement Date, plus or minus any applicable market value adjustment and minus any applicable premium or similar tax.

Effect of Annuity Commencement Date on the Accumulation Account

      On the Annuity Commencement Date the Accumulation Account will be cancelled.

Annuity Commencement Date

      The Annuity Commencement Date is shown on the Contract Specifications page of this contract. This date may be changed from time to time by the Owner provided that each change is effective at least 30 days prior to the then current Annuity Commencement Date and the new Annuity Commencement Date is a date which is: (1) at least 30 days after the effective date of the change; (2) the first day of a month; and (3) not later than the first day of the first month following the Annuitant's 85th birthday. Any change of the Annuity Commencement Date may be made by filing with the company at its annuity service mailing address a written designation of a new Annuity Commencement Date in such form as the Company may require. Any such change will become effective on the date the designation is received by the Company.

      The Annuity Commencement Date may also be changed by an election of a settlement option as provided in the Death Benefit provision of this contract.

Fixed Annuity Payments

      The dollar amount of each Fixed Annuity payment shall be determined in accordance with the annuity payment rates shown on page 20, which are based on a minimum guaranteed interest rate of 4% per year or, if more favorable to the Payee(s), in accordance with the annuity payment rates published by the Company and in use on the Annuity Commencement Date.

Variable Annuity Payments

      The dollar amount of the first Variable Annuity payment shall be determined in accordance with the annuity payment rates shown on page 20, which are based on an assumed interest rate of 4% per year.

      All Variable Annuity payments other than the first are determined by means of Annuity Units credited to this contract. The number of Annuity Units to be credited in respect of a particular Sub-Account is determined by dividing that portion of the first Variable Annuity payment attributable to that Sub-Account by the Annuity Unit value of that Sub-Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date. The number of Annuity Units of each Sub-Account credited to this contract then remains fixed unless an exchange of Annuity Units is made pursuant to the Exchange of Variable Annuity Units section below. The dollar amount of each Variable Annuity payment after the first may increase, decrease or remain constant, and is equal to the sum of the amounts determined by multiplying the number of Annuity Units of a particular Sub-Account credited to this contract by the Annuity Unit value for the particular Sub-Account for the Valuation Period which ends immediately preceding the due date of each subsequent payment.

Annuity Unit Value

      The Annuity Unit value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Annuity Unit value for the particular Sub-Account for any subsequent Valuation Period is determined by multiplying the Annuity Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for the current Valuation Period and then multiplying that product by a factor to neutralize the assumed interest rate of 4% per year used to establish the annuity payment rates found in this contract. The factor is 0.99989255 for a one day Valuation Period.

Exchange of Variable Annuity Units

      After the Annuity Commencement Date the Payee may, by filing a written request with the Company at its annuity service mailing address, exchange the value of a designated number of Annuity Units of particular Sub-Accounts then credited to this contract into other Annuity Units, the value of which would be such that the dollar amount of an annuity payment made on the date of the exchange would be unaffected by the exchange. No more than 12 exchanges may be made in any Contract Year.

      Exchanges may be made among the Sub-Accounts only. Exchanges shall be made using the Annuity Unit values for the Valuation Period during which the request for exchange is received by the Company.

Account Fee

      After the Annuity Commencement Date an annual account fee of $30 will be deducted in equal amounts from each Variable Annuity payment made during the year. No such deduction is made from Fixed Annuity payments.

Description of Annuity Options

      Annuity Options A, B, C and D are available on either a Fixed Annuity or a Variable Annuity basis. Annuity Option E is available on a Fixed Annuity basis only.

      Annuity Option A. Life Annuity: Monthly payments during the lifetime of the Payee.

      Annuity Option B. Life Annuity with 60, 120, 180 or 240 Monthly Payments
Certain: Monthly payments during the lifetime of the Payee and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain, as elected.

      Annuity Option C. Joint and Survivor Annuity: Monthly payments payable during the joint lifetime of the Payee and the designated second person and during the lifetime of the survivor. During the lifetime of the survivor variable monthly payments, if any, will be determined using the percentage chosen at the time of the election of this option of the number of each type of Annuity Unit credited with respect to the Payee, and each fixed monthly payment, if any, will be equal to the same percentage of the fixed monthly payment payable during the joint lifetime of the Payee and the designated second person.

      Annuity Option D. Monthly Payments for a Specified Period Certain: Monthly payments for any specified period of time (at least five (5) years but not exceeding thirty (30) years), as elected.

      Annuity Option E. Fixed Payments: The amount applied to provide fixed payments in accordance with this Annuity Option will be held by the Company at interest. Fixed payments will be made in such amounts and at such times (at least over a period of five (5) years) as may be agreed upon with the Company and will continue until the amount held by the Company with interest is exhausted. The final payment will be for the balance remaining and may be less than the amount of each preceding payment. Interest will be credited on an annual basis on the amount remaining unpaid at a rate which shall be determined by the Company from time to time but which shall not be less than 4% per year compounded annually. The rate so determined may be changed at any time and as often as may be determined by the Company, provided, however, that the rate may not be reduced more frequently than once during each calendar year.

Amounts Payable on Death of Payee

      In the event of the death of the Payee on or after the Annuity Commencement Date, the Company will pay any remaining payments under any Annuity Option then in effect to the Payee's designated beneficiary as they become due. If there is no designated beneficiary entitled to these remaining payments then living, the Company will pay the amount specified in the schedule below for any Annuity Option then in effect in one sum to the deceased Payee's estate. Any beneficiary who becomes entitled to any remaining payments under any Annuity Option may elect to receive the amount specified in the schedule below for such option in one sum. In the event of the death of a beneficiary who has become entitled to receive any remaining payments under any Annuity Option, the Company will pay the amount specified for such option in the schedule below in one sum to the deceased beneficiary's estate. All payments made in one sum by the Company as provided in this paragraph are made in lieu of paying any remaining payments under any Annuity Option then in effect.

     Option                       Amount
      B     The discounted value of the remaining payments, if any, for the certain period.
      D     The discounted value of the remaining payments, if any, for the certain period.
      E     The unpaid balance of the proceeds and interest.

      In the case of Options B and D the discounted value will be based, for payments being made on a variable basis, on interest compounded annually at the assumed interest rate and on the assumptions that the particular Annuity Unit values applicable to the remaining payments will be the particular Annuity Unit values for the Valuation Period which ends on the day before the date of the determination and that this value will remain unchanged thereafter.

      In the case of Options B and D for payments being made on a fixed basis, the discounted value will be based on the interest rate initially used by the Company to determine the amount of each payment.

Annuity Payment Rates

      The annuity payment rates below show, for each $1,000 applied, the dollar amount of both (a) the first monthly Variable Annuity payment based on the assumed interest rate of 4% and (b) the monthly Fixed Annuity payment, when this payment is based on the minimum guaranteed interest rate of 4% per year.

      The mortality table used in determining the Annuity Payment Rates for Options A, B and C is the 1983 Individual Annuitant Mortality Table A. In using this mortality table, ages of Annuitants will be reduced by one year for Annuity Commencement Dates occurring during the 1990s, reduced two years for Annuity Commencement Dates occurring during the decade 2000-2009, and so on.

      The annuity payment rates in the tables shown below reflect rates of mortality appropriate for Annuity Commencement Dates occurring during the 1980s. Thus, for Annuity Commencement Dates occurring during the 1990s the term adjusted age, as used in the tables, means actual age less one year. Adjusted age shall mean actual age less two years for Annuity Commencement Dates occurring in the decade 2000-2009, and so on.

      Adjusted ages will be determined based on the actual ages of Annuitant(s), in completed years and months, as of the Annuity Commencement Date. The tables below show annuity payment rates for exact adjusted ages; rates for adjusted ages expressed in completed years and months will be based on straight line interpolation between the appropriate annuity payment rates.

      The dollar amount of each annuity payment for any adjusted age or combination of adjusted ages not shown below or for any other form of Annuity Option agreed to by the Company will be quoted by the Company on request.

               AMOUNT OF FIRST MONTHLY ANNUITY PAYMENT PER $1,OOO
                               SINGLE LIFE ANNUITY


       OPTION A                                OPTION B
     LIFE ANNUITY                 LIFE ANNUITY WITH PAYMENTS CERTAIN
                       60 Payments   120 Payments  180 Payments   240 Payments
Adjusted
 Age  Male    Female   Male  Female   Male Female  Male  Female   Male   Female
  20   3.69    3.60    3.69   3.60    3.69  3.59   3.68   3.59    3.68    3.59
  25   3.79    3.67    3.79   3.67    3.78  3.67   3.78   3.67    3.77    3.66
  30   3.91    3.77    3.91   3.76    3.90  3.76   3.90   3.76    3.88    3.75
  35   4.06    3.89    4.06   3.88    4.06  3.88   4.04   3.88    4.02    3.87
  40   4.27    4.04    4.26   4.04    4.25  4.03   4.23   4.02    4.20    4.01
  45   4.53    4.24    4.52   4.23    4.50  4.23   4.46   4.21    4.40    4.18
  50   4.86    4.50    4.85   4.49    4.81  4.47   4.74   4.45    4.65    4.40
  55   5.29    4.84    5.26   4.83    5.20  4.80   5.09   4.74    4.94    4.67
  60   5.86    5.29    5.82   5.27    5.70  5.22   5.51   5.12    5.24    4.98
  65   6.68    5.92    6.60   5.89    6.35  5.77   5.98   5.58    5.54    5.32
  70   7.82    6.81    7.64   6.74    7.14  6.50   6.47   6.12    5.77    5.63
  75   9.41    8.14    9.00   7.95    8.00  7.40   6.87   6.64    5.91    5.85
  80  11.68   10.12   10.72   9.61    8.81  8.38   7.14   7.03    5.98    5.96
  85  14.79   13.08   12.64  11.72    9.43  9.21   7.28   7.24    6.00    6.00

                                    OPTION C
                           JOINT AND SURVIVOR ANNUITY*
                                    Adjusted Age of Female
         Adjusted Age
           of Male    55        60        65        70        75
             55      4.76      4.96      5.19      5.46      5.75
             60      4.94      5.18      5.46      5.77      6.13
             65      5.15      5.43      5.76      6.15      6.59
             70      5.38      5.70      6.09      6.57      7.14
             75      5.62      5.98      6.45      7.02      7.73

                                    OPTION D

                     PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

      Years        Amount       Years      Amount       Years      Amount
                                 13         8.17         22         5.64
                                 14         7.72         23         5.49
         5         18.32         15         7.34         24         5.35
         6         15.56         16         7.00         25         5.22
         7         13.59         17         6.71         26         5.10
         8         12.12         18         6.44         27         5.00
         9         10.97         19         6.21         28         4.90
         10        10.06         20         6.00         29         4.80
         11         9.31         21         5.81         30         4.72
         12         8.69

----------
* Table Based on Assumed Election of Joint and Two-Thirds Survivor Annuity.

                              OWNERSHIP PROVISIONS

Exercise of Contract Rights

      This contract shall belong to the Owner. All contract rights and privileges may be exercised by the Owner without the consent of the Beneficiary (other than an irrevocable Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in this contract.

      The Annuitant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Annuitant. Such Payees may thereafter exercise such rights and privileges, if any, of ownership which continue.

Change of Ownership

      Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Code; (3) the employer of the Annuitant provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Code for the benefit of the Owner; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

      The Owner of a Non-Qualified Contract may change the ownership of the contract during the lifetime of the Annuitant and prior to the Annuity Commencement Date. A change of ownership will not be binding upon the Company until written notification is received by the Company. When such notification is so received, the change will be effective as of the date on which the request for change was signed by the Owner, but the change will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change.

Death of Owner

      If the Owner of a Non-Qualified Contract dies prior to the Annuitant and before the Annuity Commencement Date, an amount equal to the death benefit (determined in accordance with the Amount of Death Benefit provision, except that the deemed effective date of the death benefit election will be the date the Company receives Due Proof of Death of the Owner) must be distributed to the Beneficiary, if then alive, either (1) within five years after the date of death of the Owner, or (2) over some period not greater than the life or expected life of the Beneficiary, with annuity payments beginning within one year after the date of death of the Owner. The person named as the Beneficiary shall be considered the designated beneficiary for the purposes of Section 72(s) of the Code and if no person then living has been so named, then the Annuitant shall automatically be the designated beneficiary for this purpose.

      These mandatory distribution requirements will not apply when the designated beneficiary is the spouse of the deceased Owner, if the spouse elects to continue this contract in the spouse's own name, as Owner. When the deceased Owner was also the Annuitant, the surviving spouse (if the designated beneficiary) may elect to be named as both Owner and Annuitant and continue this contract.

      If the Owner dies on or after the Annuity Commencement Date and before the entire accumulation under this contract has been distributed, the remaining portion of such accumulation must be distributed at least as rapidly as the method of distribution then in effect.

      In all cases, no Owner or Beneficiary shall be entitled to exercise any rights that would adversely affect the treatment of this contract as an annuity contract under the Code.

Voting of Series Fund Shares

      The Company will vote Series Fund shares held by the Sub-Accounts at meetings of shareholders of the Series Fund, but will follow voting instructions received from persons having the right to give voting instructions. The Owner is the person having the right to give voting instructions prior to the Annuity Commencement Date. On or after the Annuity Commencement Date the Payee is the person having such voting rights. Any shares attributable to the Company and Series Fund shares for which no timely voting instructions are received will be voted by the Company in the same proportion as the shares for which instructions are received from persons having such voting rights.

      Neither the Variable Account nor the Company is under any duty to provide information concerning the voting instructions rights of persons who may have such rights under retirement or deferred compensation plans, other than rights afforded by the Investment Company Act of 1940, nor any duty to inquire as to the instructions received or the authority of Owners or others to instruct the voting of Series Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners and Payees will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

      All Series Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each person having the right to give voting instructions at least ten days prior to each meeting of the shareholders of the Series Fund. The number of Series Fund shares as to which each such person is entitled to give instructions will be determined by the Company on a date not more than 90 days prior to each such meeting. Prior to the Annuity Commencement Date, the number of Series Fund shares as to which voting instructions may be given to the Company is determined by dividing the value of all the Variable Accumulation Units of the particular Sub-Account credited to the Accumulation Account by the net asset value of one Series Fund share as of the same date. On or after the Annuity Commencement Date, the number of Series Fund shares as to which such instructions may be given by a Payee is determined by dividing the reserve held by the Company in the Sub-Account for the contract by the net asset value of a Series Fund share as of the same date.

Periodic Reports

      During the Accumulation Period the Company will send the Owner, at least once during each Contract Year, a statement showing the number, type and value of Accumulation Units credited to the Accumulation Account, the fixed accumulation value of such account, and this contract's cash withdrawal value, which statement shall be accurate as of a date not more than two months previous to the date of mailing. In addition, the Owner will receive such reports or prospectuses concerning the Variable Account and the Series Fund as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. The Company will also send such statements reflecting transactions in the Accumulation Account as may be required by applicable laws, rules and regulations.

                              BENEFICIARY PROVISION

Designation and Change of Beneficiary

The Beneficiary designation contained in the Application will remain in effect until changed. The interest of any Beneficiary is subject to the Beneficiary surviving the Annuitant and, in the case of a Non-Qualified Contract, surviving the Owner as well.

Subject to the rights of an irrevocable Beneficiary, the Owner may change or revoke the Beneficiary designation at any time while the Annuitant is living. To do so, the Owner must file the change or revocation with the Company at its annuity service mailing address in such form as the Company may require. The change or revocation will not be binding upon the Company until it is received by the Company. When it is so received the change or revocation will be effective as of the date on which the Beneficiary designation or revocation was signed, but the changed or revocation will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change or revocation.

                               GENERAL PROVISIONS

Age and Sex Misstatement

If any date of birth or sex, or both, has been misstated in the Application, the amounts payable pursuant to this contract will be the amounts which would have been provided using the correct age or sex, or both. Any deficiency in the payments already made by the Company, plus interest at 4% per annum, shall be paid immediately and any excess in the payments already made by the Company, plus interest at 4% per annum, shall be charged against the benefits falling due after adjustment.

Contract

This contract is issued in consideration of the Application and payment of the Purchase Payment. This contract and the Application, a copy of which is attached, constitute the entire contract. All statements made in the Application will be deemed representations and not warranties, and no statement will void this contract or be used in defense to a claim under this contract unless it is contained in the Application and a copy of the Application is attached to this contract at issue. Only the President, a Vice President, the Actuary or the Secretary of the Company has authority to agree on behalf of the Company to any alteration of this contract or to any waiver of the rights or requirements of the Company.

Currency

All amounts due under this contract are payable in Untied States dollars, lawful money of the Untied States of America.

Determination of Values

The method of determination by the Company of the Net Investment Factor and the number and value of Accumulation Units and Annuity Units shall be conclusive upon the Owner, any Payee and any Beneficiary.

Governing Law

This contract will be governed by the laws of the jurisdiction in which this contract is delivered. This contract's values are not less than the minimum required by any statute of the state in which this contract is delivered.

Guarantees

Subject to the Net Investment Factor provision of this contract, the Company guarantees that the dollar amount of Variable Annuity payments made during the lifetime of the Payee(s) will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of the expense deductions provided for in this and other contracts providing benefits which vary in accordance with the investment performance of the Variable Account.

Incontestability

This contract is incontestable.

Modification

Upon notice to the Owner or to the Payee(s) during the annuity period, this contract may be modified by the Company, but only if such modification (a) is necessary to make this contract or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (b) is necessary to assure continued qualification of this contract under the Code or other federal or state laws relating to retirement annuities or annuity contracts; or (c) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (d) provides additional Variable Account and/or Fixed Account options. In the event of any such modification, the Company may make appropriate endorsement to this contract to reflect such modification.

Nonparticipating

This contract is non participating and will not share in any surplus earnings of the Company.

Payments by the Company

All sums payable by the Company pursuant to this contract are payable only at its Home Office or such other place as may be designated by the Company. The Company may require surrender of this contract upon final payment of all sums payable by the Company pursuant to this contract.

Proof of the Age

The Company shall have the right to require evidence of the age of any Payee under Annuity Options A, B and C prior to the Annuity Commencement Date.

Proof of Survival

The Company shall have the right to require evidence of the survival of any Payee under Annuity Options A, B and C at the time any payment payable to such Payee is due.

Splitting Units

The Company reserves the right to split or combine the value of Variable Accumulation Units, Annuity Units or any of them. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this contract.

Sun Life (N.Y.) Sun Life Insurance and Annuity Company of New York

Home Office:                            Annuity Service Mailing Address:
80 Broad Street, 25th Floor             80 Broad Street, 25th Floor
New York, New York 10004-2209           New York, New York 10004-2209

                Single Payment Deferred Combination Variable and
                        Fixed Individual Annuity Contract
                                Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

PAYMENTS AND VALUES BASED ON THE FIXED ACCOUNT ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO THE OWNER, INCLUDING WITHDRAWALS, TRANSFERS, AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. PAYMENTS MADE FROM GUARANTEE AMOUNTS WHICH ARE WITHIN 30 DAYS PRIOR TO THE END OF A GUARANTEE PERIOD OR THE WITHDRAWAL OF INTEREST CREDITED TO GUARANTEE AMOUNTS DURING THE CURRENT CONTRACT YEAR ARE NOT SUBJECT TO THE MARKET VALUE ADJUSTMENT.


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NY-MVA-93